Exhibit 99.1
STONE ENERGY CORPORATION
Provides 2016 Capital Expenditure Budget, Operational and Production Guidance Update

LAFAYETTE, LA. December 21, 2015

Stone Energy Corporation (NYSE: SGY) today provided an update on its 2016 capital expenditure budget, drilling and production operations and updated fourth quarter and annual 2015 production guidance.

2016 Capital Expenditure Budget

Stone’s Board of Directors has authorized an initial 2016 capital expenditure budget of $200 million, subject to further Board review. The proposed expenditures are primarily focused on the Pompano platform rig development program and the utilization of the ENSCO 8503 deep water rig for a development well and one to two exploration wells. The budget includes minimal activity in the Appalachian basin, satisfying regulatory abandonment commitments, and contractual seismic and leasehold commitments. The budget also assumes some success in farming-out the ENSCO 8503 rig to another operator or using the rig on a farm-in opportunity with a low working interest ownership. The budget excludes acquisitions and capitalized SG&A and interest as well as potential subsidy expense associated with a rig farmout. The budget is allocated approximately 80%-85% to the Gulf of Mexico basin, 3%-5% in Appalachia, and 10%-15% to abandonment expenditures. The estimated capital expenditure for 2015 is projected to be approximately $460-$470 million.

In the Gulf of Mexico, the budget calls for three development wells to be drilled using a platform rig, which has been installed onto the Pompano platform. Additionally, Stone expects to use the ENSCO 8503 rig to drill and complete the Cardona #7 development well in the first quarter of 2016, followed by a potential farm-out of the rig or the drilling of the Lamprey prospect or the Derbio prospect. The Appalachia capital budget includes maintaining core lease-hold interests and other maintenance operations. Late in the fourth quarter of 2015, Stone received a dual-purpose Utica/Marcellus rig that is capable of drilling in either shale formation, however the rig will be stacked until conditions improve.

The capital budget and allocation of capital across the various areas is subject to change based on several factors, including commodity pricing, liquidity, permitting times, rig availability, regulatory, non-operator decisions and the sales of working interests in certain assets. The capital budget is expected to be funded primarily through expected cash flow, as well as utilizing the bank credit facility.

Operational Update

The ENSCO 8503 deep water drilling rig concluded completion operations and a well test at the Amethyst well, located in Mississippi Canyon block 26, in mid-December 2015. The flowline and umbilical hookup is expected to commence upon departure of the rig. The well is expected to come online on schedule by January 2016, with an expected initial production rate of approximately 40-60 million cubic feet of gas equivalent per day (“Mmcfepd”) after clean-up. The project is a tie-back to Stone’s Pompano platform, located less than five miles from the discovery, and Stone holds a 100% working interest.

After Amethyst, Stone plans to mobilize the ENSCO 8503 rig to drill and complete the Cardona #7 development well in Mississippi Canyon block 29. The well is an offset to the existing TB-9 well and will be our fourth well drilled in the Cardona field development program. Drilling and completion operations are expected to be completed in the first quarter of 2016. Production is projected to commence in the second quarter of 2016 and is expected to reach 4,000 to 5,000 barrels of oil equivalent per day (“Boepd”). Stone holds a 65% working interest and is the operator of the project.

In the fourth quarter of 2015, Petroleos Mexicanos (“Pemex”) spud the Tiaras-1 exploration well, which is located approximately three miles southwest of Stone’s Lamprey exploration prospect in Alaminos Canyon block 943 in the Gulf of Mexico. The Tiaras-1 well is expected to provide helpful information relative to the Lamprey prospect. If the Tiaris-1 well is successful, the Lamprey well is projected to spud in 2016. The initial Lamprey well is estimated to take two to three months to drill and, if successful, Stone may drill a follow-up appraisal well.

Discussions with potential partners regarding the 100% owned Lamprey and Derbio prospects are ongoing with a reduction in working interest expected before drilling either well. Additionally, Stone continues to pursue rig farm-out opportunities as well as potential projects that could utilize the ENSCO 8503 rig and require an experienced operator.

During the first week of November 2015, Stone mobilized and successfully installed an H&P platform drilling rig on its Pompano platform to begin a development drilling program, consisting of one workover project and three to four development wells. The workover will be the first well of the program and is expected to commence in the first week of January 2016.

Drilling operations at the deep water Vernaccia exploration prospect, located in Mississippi Canyon block 35, were completed in November 2015. The well was drilled to a depth of approximately 17,800 feet, encountered no commercial hydrocarbons and has been plugged and abandoned. Stone holds a 22% working interest, but only a 4% drilling cost in the project, for an estimated net dry hole cost to Stone of approximately $3 million.

Updated 2015 Production Guidance

In the fourth quarter of 2015, Stone’s production volumes continue to be impacted by the previously disclosed shut-in at our Mary field in Appalachia. Stone elected to shut in its Mary field on September 1, 2015, due to low prices for natural gas, natural gas liquids and high midstream costs. The Mary curtailment of approximately 100 Mmcfepd is expected to remain throughout December 2015. In the Gulf of Mexico, the installation of the Pompano platform rig resulted in expected downtime at the platform, which was included in the production guidance provided in our third quarter 2015 earnings release.

However, starting in late November 2015, the Pompano platform was shut in for an additional three weeks due to unplanned third party pipeline downtime. The third party pipeline operators have addressed the issue, and production at Pompano has resumed. Gross production at the platform prior to the unplanned downtime was approximately 18,000 Boepd, which included production from the Cardona field (65% w.i.) of approximately 15,000 Boepd. The downtime impacted the quarterly production rate by a net volume of 2,500 boe per day (15 Mmcfepd).

Updated fourth quarter 2015 production guidance, which includes the aforementioned unplanned third party pipeline downtime at Pompano and the Mary field curtailment, is now 23-24 Mboepd (138-144 Mmcfepd), and updated 2015 yearly guidance is approximately 39 Mboepd (234 Mmcfepd).

Guidance Disclosure

Guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements.”  Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. Currently production at the Mary field in Appalachia is curtailed, which affects annual production and expense guidance. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes, commodity prices and numerous other factors.  Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed.  Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include weather, the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana, with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.